Dividend Reinvestment Plan	Exhibit 25
Shareholder Authorization Form
Please sign the authorization in the space
c/o Registrar and Transfer Company	provided and complete the information
P.O. Box 664, Cranford, New Jersey 07016	below only if it has changed.
1-800-368-5948
Name 1

Name 2

Street Address

City/State/Zip Code

Home Telephone Number
( )
Business Telephone Number
( )

This is not a proxy. This card is only for authorization of dividend reinvestment.

I hereby elect to participate in the Hudson Valley Holding Corp. (the “Company”) Dividend Reinvestment Plan (the “Plan”)
and appoint Registrar and Transfer Company (“R&T”) as my agent, subject to the terms and conditions of the Plan to the extent set forth below.

☐	Full Dividend Investment— Please reinvest all cash dividends payable on all shares (at least 100 shares) of Common Stock of the Company currently registered in my name to be applied towards the purchase of shares of Common Stock of the
Company and credited to my Account under the terms of the Plan.

☐	Partial Dividend Investment — Please reinvest cash dividends payable on ________________ percent or _________
shares (at least 10% and at least 100 shares) of Common Stock of the Company currently registered in my name, which rep-
resents less than all shares registered in my name, to be applied towards the purchase of shares of Common Stock of the
Company and credited to my Account under the terms of the Plan.

This authorization and appointment is given with the understanding that I may terminate it at any time by notifying the Company or R&T in writing as set forth in the Plan.

Shareholder	Date
X
Shareholder	Date
X

All persons must sign exactly as their names appear on the reverse side of this authorization.

This Authorization Form, when fully signed, should be mailed to Registrar and Transfer Company, Dividend Reinvestment
Department, P.O. Box 664, Cranford, NJ 07016. An addressed envelope is provided for your convenience.